Exhibit 99.3

 DNB Financial Corporation Acquisition of East River BankApril 4, 2016

 FORWARD-LOOKING INFORMATION  Page *  This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River, or other effects of the proposed merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of DNB and East River; delay in closing the merger; difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB and East River conduct their operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results. DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release. For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

Important Additional information and where to find it DNB intends to file with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which will include a prospectus for the offer and sale of DNB common stock as well as the joint proxy statement of DNB and East River for the solicitation of proxies from their shareholders for use at the meetings at which the merger will be considered.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF DNB AND EAST RIVER ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY DNB WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the joint proxy statement-prospectus, as well as other filings containing information about DNB, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by DNB.  You will also be able to obtain these documents, when they are filed, free of charge, from DNB at http://investors.dnbfirst.com. In addition, copies of the joint proxy statement-prospectus can also be obtained, when it becomes available, free of charge by directing a request to DNB at 4 Brandywine Avenue, Downingtown, PA 19335-0904 or by contacting Gerald F. Sopp at 484.359.3138 or gsopp@dnbfirst.com or to East River at 4341 Ridge Avenue, Philadelphia, PA 19129 or by contacting Christopher P. McGill at 267.295.6420 or cmcgill@eastriverbank.com. DNB, East River and certain of their directors, executive officers and employees may be deemed to be "participants" in the solicitation of proxies in connection with the proposed merger.  Information concerning the interests of the DNB and East River persons who may be considered "participants" in the solicitation will be set forth in the joint proxy statement-prospectus relating to the merger, when it becomes available.  Information concerning DNB's directors and executive officers, including their ownership of DNB common stock, is set forth in DNB's proxy statement previously filed with the SEC on March 23, 2016.
 IMPORTANT ADDITIONAL INFORMATION AND WHERE TO CAN FIND IT  Page *  DNB intends to file with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which will include a prospectus for the offer and sale of DNB common stock as well as the joint proxy statement of DNB and East River for the solicitation of proxies from their shareholders for use at the meetings at which the merger will be considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF DNB AND EAST RIVER ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY DNB WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  A free copy of the joint proxy statement-prospectus, as well as other filings containing information about DNB, may be obtained at the SEC’s website at http://www.sec.gov, when they are filed by DNB. You will also be able to obtain these documents, when they are filed, free of charge, from DNB at http://investors.dnbfirst.com. In addition, copies of the joint proxy statement-prospectus can also be obtained, when it becomes available, free of charge by directing a request to DNB at 4 Brandywine Avenue, Downingtown, PA 19335-0904 or by contacting Gerald F. Sopp at 484.359.3138 or gsopp@dnbfirst.com or to East River at 4341 Ridge Avenue, Philadelphia, PA 19129 or by contacting Christopher P. McGill at 267.295.6420 or cmcgill@eastriverbank.com. DNB, East River and certain of their directors, executive officers and employees may be deemed to be “participants” in the solicitation of proxies in connection with the proposed merger. Information concerning the interests of the DNB and East River persons who may be considered “participants” in the solicitation will be set forth in the joint proxy statement-prospectus relating to the merger, when it becomes available. Information concerning DNB’s directors and executive officers, including their ownership of DNB common stock, is set forth in DNB’s proxy statement previously filed with the SEC on March 23, 2016.

 TABLE OF CONTENTS  Page *  Transaction Summary and RationaleAbout East River BankThe Merger

 TRANSACTION SUMMARY AND RATIONALE

SUMMARY

Target Company:	East River Bank, Philadelphia, PA *Assets of $311 million and tangible equity of $30.4 million* *3 full service offices*
Aggregate Deal Value:	$49.0 million[1]
Form of Consideration:	Each East River share of outstanding common stock may elect 0.6562 shares of DNB common stock **or** $18.65 in cash, provided the cash portion shall equal $6.7 million. All in-the-money options will be cashed out.
Board Representation:	Three East River board members added to DNB Board with East River's Chairman being appointed Vice Chairman of DNB
Pending Approvals:	Shareholders of both institutions and normal regulatory
Expected Closing:	Second half of 2016
Per Share Multiples:	Price / East River Tangible Book[2]: 155% Price / East River Earnings per Share[2]: 21.2X

[1]Based on the $29.50 per share closing price of DNB common stock on 4/1/2016. Includes $1.9 million to cash-out in the money options.

[2]Price is $19.25 per share to holders of East River common stock based on the cash/stock mix. East River tangible book of $12.43 per share as of 12/31/2015 and earnings $0.91 per share for the full year 2015.

DNB FINANCIAL CORPORATION

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COMPELLING STRATEGIC VALUE

Improved stature in Southeastern PA
- Creates a strong $1.1 billion commercial bank with 15 banking offices.
- Logical market extension into the heart of the Philadelphia market.

Better balance sheet
- Improves DNB's loans/deposits ratio from 79% to 91% on a pro-forma basis.

Identified synergies
- Greater economies of scale and improved efficiencies.
- Opportunity to further increase pro-forma net interest margin by replacing some of East River's funding with lower cost DNB deposits.

Future Opportunities
- Ability to cross sell DNB's wealth management to East River clients and in Philadelphia market.
- Ability of East River expertise in SBA lending to expand across DNB's western Philadelphia market.

Deeper bench
- Adds 3 talented board members, 2 senior executives and many other talented individuals to the DNB team.

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DNB FINANCIAL CORPORATION

 CREATES AN ATTRACTIVE $1.1 BILLION FRANCHISE IN SOUTHEASTERN PENNSYLVANIA1  Page *  DNB will be one of only six institutions with assets over $1 billion headquartered in Southeastern PA (after closing of announced deals). DNB will also boast the best combination of both an excellent deposit mix (19% of deposits are non-interest bearing2) and a strong balance sheet (NPAs are 0.85% of assets2).  1Counties of Bucks, Chester, Delaware, Montgomery or Philadelphia.2Based on 12/31/2015 combined with no merger accounting marks.3Sale of the bank entity only.Source: SNL Financial.

LOGICAL MARKET EXTENSION



Pottstown
Schwenksville
Montgomeryville
Warrington
Lansdale
Limerick
Skippack
Gwynedd
Collegeville
Warwick
Trooper
Plymouth Township
Ambler
Horsham
Willow Grove
Phoenixville
Audubon
Norristown
Whitemarsh
Abington
Pikeland
King of Prussia
Conshohocken
Glenside
Wallace
Paoli
Radnor
Cheltenham
Newtown Square
Ardmore
Merion Station
Coatesville
Marple
Havertown
Willistown
Drexel Hill
Westtown
Springfield
Camden
Media
Marlboro
Folsom
Gloucester City
Village Green
Ridley Park
Chester
Boothwyn
Paulsboro
Woodbury
New Garden
Talleyville
Claymont
Mantua
London
Fairview
North Star
Pike Creek
Edgemoor
Wilmington
Swedesboro
Pitman

East River Deposits by Branch ($000)	
Neighborhood[1]	**Deposits[2]**
East Falls	$120,008
Roxborough	95,656
Old City	18,110
Total Deposits	**$233,774**

- DNB Financial Corp.
- East River Bank

- East River's 3 branch network complements DNB's recent efforts in Philadelphia.

[1]All branches are located in Philadelphia, PA.
[2]As of 12/31/2015.

Source: SNL Financial and company reports.

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 BETTER BALANCE SHEET  Page | *  A greater percentage of post-merger assets will be funded by DNB’s lower cost deposits.Opportunity to further increase pro-forma net interest margin by replacing some of East River’s borrowings with lower cost DNB deposits.*Excludes Fed Funds and Repos. Source: SNL Financial.     DNB  East        First  River  Combined             As of 12/31/2015 ($ in millions)   As of 12/31/2015 ($ in millions)        Loans  $482  $282  $764   Deposits  606  234  840   Loans/deposits  79%  121%  91%             Borrowed funds*  $49  $46                Full year 2015          Yield on loans  4.31%  4.99%      Cost of int. bearing deposits  0.23%  0.89%      Cost of funds  0.31%  0.97%

 LOAN MIX1  Page *  1As of 12/31/2015.2Combined with no merger adjustments.Source: DNB First and East River bank level data.  DNB First  $481.8 million  East River Bank  $282.1 million  Combined  $763.9 million2   Loan mix becomes more diversified.

 DEPOSIT MIX1  Page *  1As of 12/31/2015.2Combined with no merger adjustments.Source: DNB First and East River bank level data.  DNB First  East River Bank  Combined  $606.4 million  $233.8 million  $840.2 million2  Non-interest bearing demand deposits are almost 19% of combined deposits.

ADDS TALENTED PEOPLE

Additions to the DNB Board

- Jef McGill, East River's Chairman, will join DNB's Board as Vice Chairman
- Charles A. Murray, private investor and owner of Rhodyo Stables
- Daniel O'Donnell, CEO of Dechert LLP

Additions to the DNB executive team

- Christopher McGill, East River's CEO and President, will join DNB as EVP and Chief Business Development Officer
- Jerry Cotlov, East River's CLO, will join DNB as SVP and Assistant Chief Commercial Lending Officer

About Jef McGill, Christopher McGill and Jerry Cotlov

Roxborough Manyaunk Bank (RMB): All three were with RMB until its sale to Citizens Financial in 2004

- Jef McGill was RMB's Chairman and CEO
- Christopher McGill was RMB's SVP of the Private Banking Division
- Jerry Cotlov was RMB's Chief Lending Officer

East River Bank (ERB): All three were founders of ERB, which opened in 2006

- Jef McGill is ERB's Chairman
- Christopher McGill is ERB's CEO and President
- Jerry Cotlov is ERB's Chief Lending Officer and Executive Vice President

*The two board members added will be independent directors (not employed by DNB).

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 ABOUT

 EAST RIVER BANK OVERVIEW  Page *  Date Established: January 23, 2006Headquarters: Philadelphia, PABranches: East Falls, Roxborough and Old City  Balance Sheet as of 12/31/2015  Balance Sheet as of 12/31/2015  Assets  $311 million  Loans  $282 million  Deposits  $234 million  Tangible Equity  $30.4 million  Tang Eq. / Tang. Assets  9.78%  Loans / Deposits  121%  NPAs + 90 DPD / Assets  0.45%  Income Statement for FY 2015  Income Statement for FY 2015  Net Interest Income  $11.0 million  Non Interest Income  $515 thousand  Non Interest Expense  $7.8 million  Net Income  $2.2 million  Net Interest Margin  3.79%  Return on Avg. Assets  0.76%  Return on Avg. Equity  7.73%  Source: SNL Financial.

 EXCELLENT ASSET GROWTH  Page *  CAGR: 22%  EAST RIVER BANK   Assets have grown 22% per year since year end 2006 through year end 2015.Source: SNL Financial.

 CONSISTENT EARNINGS GROWTH  Page *  EAST RIVER BANK  Earnings have increased every year since 2009.Return on average equity was 7.73% in 2015.Source: SNL Financial.

 SUPERIOR MARGINS VS. PA BANKS  Page *  NIM consistently outperforms its peers in all recent years.2015 NIM of 3.79% was 49 bps higher than the median of comparable PA Banks.*All Pennsylvania banks and thrifts with assets less than $1 billion as of December 31, 2015.Source: SNL Financial.  EAST RIVER BANK

 QUALITY LOAN GROWTH  Page *  From the end of 2013 to the end of 2015, loans were up $71 million.At the end of 2014 and 2015, NPAs + loans over 90 days past due were low at 0.50% and 0.45% of assets, respectively. From 2013 though 2015, net charge offs were $231,000.Source: SNL Financial.  EAST RIVER BANK

 THE MERGER

PRO FORMA FINANCIAL IMPACT

Balance sheet

- Cash consideration of $6.7 million for a portion of common shares plus $1.9 million to "cash-out" options
- Combined pre-tax deal costs of $5.4 million
- Conservatively marked credits based on extensive due diligence performed, including third party review of the loan portfolio
- Pro-forma capital ratios remain well in excess of regulatory guidelines

Income statement

- Cost savings of ~ $3.1 million (40%) on East River's 2015 non-interest expense of $7.8 million
- 85% of cost savings expected to be realized in year 1
- Some run-off or replacement of East River funding with lower cost DNB deposits

Pro forma shareholder base

- 1,368,611 shares issued to East River shareholders
- Expected pro-forma capitalization greater than $120 million, an increase of over 45%
- DNB pro forma ownership of 67% and East River pro forma ownership of 33%

Source: SNL Financial.

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EARNINGS AND TANGIBLE BOOK IMPACT  Page *  ~ 23% accretive to earnings in year 1, excluding merger related expenses~ 29% accretive to earnings in year 2Acceptable tangible book dilution with a payback period of 3.9 yearsAnticipated IRR of 18% is well in excess of DNB’s cost of capital

 Gerald F. Sopp, EVP and CFO(484)-359-3138gsopp@dnbfirst.comhttp://investors.dnbfirst.com/  For more information, Investors may contact:  DNB: Ambassador Financial Group, Inc. – Financial Advisor Stradley Ronon Stevens & Young, LLP – Legal CounselEast River: Griffin Financial Group LLC – Financial Advisor Silver, Freedman Taff & Tiernan LLP – Legal Counsel  Transaction Advisors